UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

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TERRITORIAL BANCORP INC.

(Name of Registrant as Specified in its Charter)

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Territorial Reaffirms Board of Directors Recommendation that Territorial Shareholders Vote “FOR” Hope Bancorp Merger

Territorial Determines Not to Engage in Discussions With Blue Hill Advisors

HONOLULU, Oct. 29, 2024 – Territorial Bancorp Inc. (NASDAQ: TBNK) (“Territorial” or the “Company”) today announced that the Company’s Board of Directors has reaffirmed its recommendation that Territorial shareholders vote “FOR” the merger with Hope Bancorp, Inc. (“Hope Bancorp”) (NASDAQ: HOPE) at the November 6, 2024, Special Meeting of Stockholders.

On October 25, 2024, Territorial received additional information from Blue Hill Advisors (“Blue Hill”) with respect to its preliminary indication of interest to acquire the Company.

Territorial’s Board of Directors (the “Territorial Board”), with the assistance of its legal and financial advisors, over the course of several meetings, carefully reviewed this information in accordance with its fiduciary duties, its commitment to serving the best interests of all Territorial shareholders and its obligations under Territorial’s merger agreement with Hope Bancorp.

Specifically, the Territorial Board reviewed information provided by Blue Hill, recently and previously, to ascertain whether Blue Hill has provided sufficient verifiable and objective information to justify a Territorial Board determination that Blue Hill’s preliminary indication of interest is reasonably likely to lead to a Superior Proposal as defined by Territorial’s merger agreement with Hope Bancorp. The Territorial Board has also considered whether it would be a breach of its fiduciary duty not to enter into a confidentiality agreement or otherwise engage with Blue Hill based on the information provided by Blue Hill to date. The Territorial Board concluded that the totality of the information provided by Blue Hill does not provide a sufficient basis for a finding that both: (i) the Blue Hill preliminary indication of interest is reasonably likely to lead to a Superior Proposal under the terms and conditions required by the merger agreement; and (ii) a failure to enter into a confidentiality agreement or otherwise negotiate with Blue Hill would be more likely than not to result in a violation of its fiduciary duties under applicable law. Accordingly, the Territorial Board concluded that Territorial may not engage with Blue Hill under the terms and conditions of the Hope Bancorp merger agreement and that it continues to support the merger with Hope Bancorp.

In reaching this conclusion, the Territorial Board considered, among other things:

•	the all-stock nature of the strategic merger with Hope Bancorp and the benefits the combination with Hope Bancorp will have for shareholders as compared to a cash-out transaction, including the comparison of Hope Bancorp’s liquid, dividend-paying stock to what would be the Blue Hill-controlled Territorial stock, which would be expected to be a relatively more illiquid investment that would likely not pay a dividend for a prolonged period of time;

•	continued questions regarding the conditional nature of the financing of the transaction by the Blue Hill investors, despite Territorial's repeated statements with respect to this deficiency for several weeks;

•	Blue Hill’s failure to address in a reasoned manner how the Blue Hill investor group would overcome the likely regulatory approval hurdles. In contrast, Hope Bancorp is well known by bank regulators and its approval process is well underway;

•	Blue Hill’s failure to address the impact of the expected changes in regulatory capital and the Company’s business plan, all of which should be expected to be considered as part of any regulatory approval process - despite Blue Hill’s claims that regulatory approvals will be less complicated than the Hope Bancorp approvals;

•	Blue Hill’s failure to realistically address transaction timing considerations, particularly including timing related to the application and regulatory approval process, in contrast to the expected timing of the Hope Bancorp merger approvals and expected timing of the closing of the Hope Bancorp merger;

•	the overall execution risk associated with the Blue Hill preliminary indication of interest, including the necessary steps and approvals required to conduct a recapitalization, a tender offer and negotiations with multiple Blue Hill investors versus Hope Bancorp’s standard merger transaction where all required applications are currently being processed;

•	Blue Hill’s failure to identify the expected key management team members that would manage the revised Company if acquired by Blue Hill. These individuals will be required to be identified to, and vetted by, the banking regulators before any approvals could be obtained;

•	Blue Hill’s failure to identify all expected directors of the newly-reconstituted Board that would govern Territorial if acquired by Blue Hill, as these individuals will also be required to be identified to, and vetted by, the banking regulators before any approvals could be obtained;

•	Blue Hill’s failure to specify how it would address any limitations established by or approvals that may be required from the banking regulators to pay any termination fee or conduct a tender offer, which would be an outflow of capital that would require regulatory approval; and

•	Blue Hill’s failure to substantiate its projected financial results for Territorial on a stand-alone basis, which Blue Hill has asserted as part of the rationale for its proposed acquisition and which represent a risk for existing shareholders who continue as shareholders if the Blue Hill proposal is completed.

The Territorial Board continues to recommend that shareholders vote “FOR” the Hope Bancorp merger.

For more information, visit the Company’s website at https://www.territorialandhopecombination.com.

Territorial Shareholders are Urged to Vote “FOR” the Hope Bancorp Merger Ahead of the Special Meeting on November 6, 2024 at 8:30 a.m. HST.

Voting is quick and easy.

Call toll-free:
(888) 742-1305

Banks and brokers should call:
(516) 933-3100

Email: info@laurelhill.com
Electronically: www.proxyvote.com

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaiʻi, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state-chartered savings bank which was originally chartered in 1921 by the Territory of Hawaiʻi. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaiʻi, and has 28 branch offices in the state of Hawaiʻi. For additional information, please visit https://www.tsbhawaii.bank/.

Additional Information about the Hope Merger and Where to Find It

In connection with the proposed Hope Merger, Hope has filed with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4, containing the Proxy Prospectus, which has been mailed or otherwise delivered to Territorial’s stockholders on or about August 29, 2024, as supplemented September 12, 2024. Hope and Territorial may file additional relevant materials with the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. You may obtain any of the documents filed with or furnished to the SEC by Hope or Territorial at no cost from the SEC’s website at www.sec.gov.

Forward-Looking Statements

Some statements in this news release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements preceded by, followed by or that include the words “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. With respect to any such forward-looking statements, Territorial Bancorp claims the protection provided for in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. Hope Bancorp’s actual results, performance or achievements may differ significantly from the results, performance or achievements expressed or implied in any forward-looking statements. The closing of the proposed transaction is subject to regulatory approvals, the approval of Territorial Bancorp stockholders, and other customary closing conditions. There is no assurance that such conditions will be met or that the proposed merger will be consummated within the expected time frame, or at all. If the transaction is consummated, factors that may cause actual outcomes to differ from what is expressed or forecasted in these forward-looking statements include, among things: difficulties and delays in integrating Hope Bancorp and Territorial Bancorp and achieving anticipated synergies, cost savings and other benefits from the transaction; higher than anticipated transaction costs; deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees and customers, may be greater than expected; and required governmental approvals of the merger may not be obtained on its proposed terms and schedule, or without regulatory constraints that may limit growth. Other risks and uncertainties include, but are not limited to: possible further deterioration in economic conditions in Hope Bancorp’s or Territorial Bancorp’s areas of operation or elsewhere; interest rate risk associated with volatile interest rates and related asset-liability matching risk; liquidity risks; risk of significant non-earning assets, and net credit losses that could occur, particularly in times of weak economic conditions or times of rising interest rates; the failure of or changes to assumptions and estimates underlying Hope Bancorp’s or Territorial Bancorp’s allowances for credit losses; potential increases in deposit insurance assessments and regulatory risks associated with current and future regulations; the outcome of any legal proceedings that may be instituted against Hope Bancorp or Territorial Bancorp; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of either or both parties to the proposed transaction; and diversion of management’s attention from ongoing business operations and opportunities. For additional information concerning these and other risk factors, see Hope Bancorp’s and Territorial Bancorp’s most recent Annual Reports on Form 10-K. Hope Bancorp and Territorial Bancorp do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.

Investor / Media Contacts:

Walter Ida

SVP, Director of Investor Relations

808-946-1400

walter.ida@territorialsavings.net